Exhibit 2.1.7

PERSEID THERAPEUTICS LLC

VOTING AGREEMENT

September 18, 2009

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TABLE OF CONTENTS

(Continued)

		Page
7.14	Aggregation of Units	7

7.15	Severability	7

7.16	Counterparts	7

7.17	Delays or Omissions	7

7.18	Conflict	7

7.19	Jury Trial	7

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PERSEID THERAPEUTICS LLC

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of September 18, 2009 by and among Perseid Therapeutics LLC, a Delaware limited liability company (the “Company”), Maxygen, Inc., a Delaware corporation (“Maxygen”), and Astellas Bio Inc., a Delaware corporation (“Bio”) (each of Bio and Maxygen an “Investor,” and collectively the “Investors”), and the persons and entities listed on Exhibit A, as amended from time to time (each a “Common Unitholder,” and collectively the “Common Unitholders”). The Investors and the Common Unitholders are also referred to herein collectively as the “Voting Parties.” All capitalized terms used and not defined herein shall have such meanings as set forth in the Master Joint Venture Agreement by and among Maxygen, Astellas Pharma Inc., and Bio dated as of June 30, 2009 (the “Joint Venture Agreement”).

RECITALS

The Company proposes to sell Series A Preferred Units and Series B Preferred Units (together, “Preferred Units”) to the Investors pursuant to the Series A and Series B Preferred Unit Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”). The Company’s common units (the “Common Units”) together with the Preferred Units are referred to as the “Units.”

The Company’s LLC Agreement provides that (i) the board of managers of the Company shall consist of five members; and (ii) the holders of the Company’s Preferred Units shall be entitled to elect five managers (the “Preferred Managers”) so long as at least 6,000,000 Preferred Units (as adjusted for units dividends, units splits, combinations of units, reorganizations, recapitalizations, reclassifications or other similar events) remain outstanding.

As a condition to the Financing, the Voting Parties have agreed to enter into this Agreement.

The parties therefore agree as follows:

SECTION 1

VOTING

1.1 General. During the term of this Agreement, the Voting Parties each agree to vote all Units having voting rights under the LLC Agreement (“Voting Company Units”) now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power in accordance with the provisions of this Agreement.

SECTION 2

ELECTION OF MANAGERS

2.1 Voting. During the term of this Agreement and so long as at least 6,000,000 Preferred Units (as adjusted for units dividends, units splits, combinations of units, reorganizations, recapitalizations, reclassifications or other similar events) remain outstanding, each Voting Party agrees to vote all Units in such manner as may be necessary to elect (and maintain in office) as members of the Company’s board of managers the following individuals:

(a) the four Majority Preferred Designees (as defined below) as four of the Preferred Managers; and

(b) the Minority Preferred Designee (as defined below) as one of the Preferred Managers.

2.2 Designation of Managers. The Preferred Managers (each a “Designee”) shall be selected as follows:

(a) The four “Majority Preferred Designees” shall be chosen by Maxygen; provided that, during such time as Bio holds more than fifty percent 50% of the outstanding Units (assuming conversion of all outstanding Preferred Units) (the “Outstanding Equity”) then the four Majority Preferred Designees shall be chosen by Bio.

(b) The one “Minority Preferred Designee” shall be chosen by Bio; provided that, during such time as Bio is entitled to choose the Majority Preferred Designees pursuant to Section 2.2(a) above, then, the one Minority Preferred Designee shall be chosen by Maxygen.

(c) Notwithstanding the foregoing, at any such time that neither Maxygen nor Bio holds greater than 50% of the Outstanding Equity, the number of Designees to be chosen by each of Maxygen and Bio shall be determined on a ratable basis, based on the number of Units of Outstanding Equity held by each such Investor, with any Designees not chosen by either Maxygen or Bio to be chosen by a majority vote of all the Outstanding Equity. For example, if Maxygen holds 45% of the Outstanding Equity and Bio holds 40% of the Outstanding Equity, then each of Maxygen and Bio shall be entitled to choose two Designees and the remaining Designee shall be chosen by a majority vote of all the Outstanding Equity.

2.3 Current Designees. For the purpose of this Agreement, the initial managers of the Company shall be the following Designees:

(a) the Majority Preferred Designees shall be Grant Yonehiro, Isaac Stein, Jim Sulat and Gordon Ringold; and

(b) the Minority Preferred Designee shall be Naoki Okamura.

2.4 Changes in Designees. From time to time during the term of this Agreement, Voting Parties who hold sufficient Units to select a Designee pursuant to this Agreement may, in their sole discretion:

(a) notify the Company in writing of an intention to remove from the Company’s board of managers any incumbent Designee who occupies a board seat for which such Voting Parties are entitled to designate the Designee; or

(b) notify the Company in writing of an intention to select a new Designee for election to a board seat for which such Voting Parties are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such board seat).

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate unitholders, and the Voting Parties shall vote their Voting Company Units to cause: (a) the removal from the Company’s board of managers of the Designee or Designees so designated for removal; and (b) the election to the Company’s board of managers of any new Designee or Designees so designated.

2.5 Size of the Board of Managers. During the term of this Agreement, each Voting Party agrees to vote all Voting Company Units owned by it to maintain the authorized number of members of the board of managers of the Company at five managers.

2.6 No Liability for Election of Recommended Manager. None of the parties and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the board of managers by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

SECTION 3

DRAG-ALONG RIGHTS

3.1 Drag-Along Rights. From and after the expiration of the Buy-Out Option, if the Company’s Board and a majority-in-interest of the outstanding Units (determined on an as-converted basis) approve a Change of Control Transaction (as defined below in Section 4.1), each of the Voting Parties agrees (i) to vote all Voting Company Units held by such Voting Party in favor of such Change of Control Transaction, and (ii) to sell or exchange all Units then held by such Voting Party pursuant to the terms and conditions of such Change of Control Transaction, subject to the following conditions:

(a) no Voting Party shall be required to make any individual representation, covenant or warranty in connection with the Change of Control Transaction, other than as to such Voting Party’s ownership and authority to sell, free of liens, claims and encumbrances, the Units proposed to be sold by such Voting Party;

(b) the consideration payable with respect to each unit in each class or series as a result of such Change of Control Transaction shall be the same (except for cash payments in lieu of fractional units) as for each other unit in such class or series;

(c) each class of Units will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such Change of Control Transaction, provided, that in no event shall Bio provide an indemnity or accept liability in connection with any such Change of Control Transaction that exceeds fifteen percent (15)% of the consideration actually received by it in such transaction, except that in the case of indemnity or liability with respect to representations and warranties made by a Voting Party with respect to its ownership and authority to sell the units proposed to be sold by such Voting Party, such indemnity and liability shall not exceed the total amount of consideration actually received by it in such Change of Control Transaction; and

(d) the payment with respect to each Unit is an amount at least equal to the amount payable in accordance with the LLC Agreement, if such Change of Control Transaction were deemed a Liquidity Event (as defined in the LLC Agreement).

SECTION 4

TERMINATION

4.1 Termination. This Agreement shall terminate upon the earliest of (i) the conversion of all Preferred Units into Common Units; (ii) a Change of Control Transaction; (iii) (A) with respect to Sections 2.1 through 2.6, the later of the expiration of the Buy-Out Option or, if such option is not exercised and Bio extends credit to the Company pursuant to the Loan Agreement (as described in the Investors’ Rights Agreement), such time when no amount is owed by the Company under such Loan Agreement and (B) with respect to Section 3.1, consummation of the transaction resulting from the exercise Buy-Out Option; or (iv) the agreement of each of the Investors. “Change of Control Transaction” means either (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any unit acquisition, reorganization, merger or consolidation) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity, excluding, in each case, any bona fide sale of units for capital raising purposes; or (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company.

SECTION 5

ADDITIONAL UNITS

5.1 Additional Units. In the event that subsequent to the date of this Agreement any units or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Units by reason of any units dividend, units split, consolidation of units, reclassification or consolidation involving the Company, such units or securities shall be deemed to be Units for purposes of this Agreement.

SECTION 6

RESTRICTIVE LEGEND

6.1 Restrictive Legend. Each certificate representing any of the Units subject to this Agreement shall be marked by the Company with the legend appearing in Section 3.8 of the Purchase Agreement.

SECTION 7

MISCELLANEOUS

7.1 Certain Definitions. Units “held” by a Voting Party shall mean any units directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such Voting Party has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law. A “majority-in-interest” of either the Common Unitholders or the Investors shall mean the holders of a majority of the Common Units (determined on an as-converted basis) then held by such group.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Maxygen, to the address or electronic mail address of Maxygen as set forth in Exhibit B, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: David J. Segre and Tony Jeffries;

(b) if to Bio, to the address or electronic mail address of Bio as set forth in Exhibit B, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Michael Braun;

(c) if to any Voting Party not provided for in paragraphs (a) or (b), above, to such address or electronic mail address as shown in the Company’s records, or, until any such Voting Party so furnishes an address to the Company, then to the address of the last holder of such units for which the Company has contact information in its records; or

(d) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 515 Galveston Drive, Redwood City, CA 94063, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: David J. Segre and Tony Jeffries.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, two (2) Business Days after deposit with the courier), (ii) if sent via registered or certified mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day and in either case later confirmed in writing.

Each Voting Party consents to the delivery of any notice to members given by the Company under the Delaware Limited Liability Company Act or the Certificate or the LLC Agreement by (i) electronic mail to the electronic mail address set forth above (or to any other electronic mail address for the Voting Party in the Company’s records), (ii) posting on an electronic network together with separate notice to the Voting Party of such specific posting or (iii) any other form of electronic transmission (as defined in §18-302 of the Delaware Limited Liability Company Act) directed to the Voting Party. This consent may be revoked by a Voting Party by written notice to the Company and may be deemed revoked in the circumstances specified in the LLC Agreement.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

7.4 Successors and Assigns. Except as provided in this Section 7.4, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by the Company or any Voting Party to any third party without the written consent of the other parties hereto, provided that this Agreement may without requiring the consent of the other parties be assigned, transferred, delegated or sublicensed in connection with the transfer of Units to (a) an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (b) any Related Entity (as defined in the Investors’ Rights Agreement) of such party, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement and, prior to the Option Expiration Date (as defined in the Investors’ Rights Agreement), the Investors’ Rights Agreement, the Co-Sale Agreement and the LLC Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties. Except as expressly provided in this Section 7.4, any attempted assignment or transfer of this Agreement shall be null and void.

7.5 Entire Agreement. This Agreement and the exhibits hereto and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

7.7 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.8 No Grant of Proxy. This Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7.9 Not a Voting Trust. This Agreement is not a voting trust governed by Section 706(b) of the California Corporations Code or 218 of the Delaware General Corporation Law and should not be interpreted as such.

7.10 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.11 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company and (ii) each Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this voting agreement. Each Voting Party acknowledges that by the operation of this paragraph, the Investors will have the right and power to diminish or eliminate all rights of such Voting Party under this Agreement.

7.12 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, any court in the State of Delaware having subject matter jurisdiction (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware).

7.13 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.14 Aggregation of Units. All securities held or acquired by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement, including, without limitation, the rights with respect to Designees under SECTION 2. For the avoidance of doubt, none of the Company, Maxygen or Bio shall be considered to be “affiliated entities” of one another for the purposes of this Agreement.

7.15 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.16 Counterparts. This Agreement may be executed and delivered by PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.17 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.18 Conflict. In the event of any conflict between the terms of this Agreement and the Certificate or LLC Agreement, the terms of the Certificate or LLC Agreement as the case may be, will control. In the event of any conflict between the terms of this Agreement and any other agreement to which an Investor is a party or by which such Investor is bound, the terms of this Agreement will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

7.19 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

The parties are signing this Voting Agreement as of the date stated in the introductory clause.

PERSEID THERAPEUTICS LLC
a Delaware limited liability company

By:	/s/ Grant Yonehiro
Name:	Grant Yonehiro
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO THE VOTING AGREEMENT]

The parties are signing this Voting Agreement as of the date stated in the introductory clause.

INVESTOR

Astellas Bio Inc.

By:	/s/ Kazunori Okimura
Name:	Kazunori Okimura
Title:	Secretary

[SIGNATURE PAGE TO THE VOTING AGREEMENT]

The parties are signing this Voting Agreement as of the date stated in the introductory clause.

INVESTOR

Maxygen, Inc.

By:	/s/ Russell J. Howard
Name:	Russell J. Howard, Ph.D.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE VOTING AGREEMENT]

Exhibit A

COMMON UNITHOLDERS

None.

Exhibit B

INVESTORS

Astellas Bio Inc.

Three Parkway

North Deerfield, IL 60015-2458

Email: masaki.doi@jp.astellas.com and kazunori.okimura@jp.astellas.com

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Email: corporatesecretary@maxygen.com